Exhibit 99.1

News Release

Contact
Investors	Carl Kraus	904-357-9158
Media	Ed Frazier	904-357-9100

For release at 8 a.m. EDT

Rayonier Reports Strong Second Quarter 2012 Results

JACKSONVILLE, FL, July 26, 2012 - Rayonier (NYSE:RYN) today reported second quarter 2012 net income of $69 million, or 54 cents per share, compared to $56 million, or 45 cents per share, in the prior year period. For the first six months, net income increased to $123 million, or 96 cents per share, compared to $115 million, or 92 cents per share, in 2011.
Cash provided by operating activities was $209 million for the first six months of 2012 compared to $195 million for the prior year period. Year-to-date cash available for distribution (CAD)1 was $141 million versus $134 million in the first half of 2011. (See Schedule D for more details.)
“We are pleased to report a 20 percent increase in second quarter earnings per share over the prior year period, coupled with year-to-date CAD growth,” said Paul G. Boynton, Chairman, President and CEO. “Monday's announcement of a 10 percent increase in the quarterly dividend, from 40 cents per share to 44 cents per share effective with the third quarter distribution, underscores our continuing confidence for 2012 and beyond.”
Forest Resources
Second quarter sales of $53 million and operating income of $8 million were $4 million below the prior year period. Year-to-date sales of $105 million were consistent with the prior year, while operating income of $16 million declined $7 million. In the Pacific Northwest, 2012 results were negatively impacted by lower prices and volumes due to weaker Asian demand, and higher logging costs. Our New Zealand joint venture was also impacted by lower export demand. The 2011 results included a $3 million loss for damage from forest fires in the Southeast.
Real Estate
Second quarter sales of $12 million were consistent with the prior year period, while operating income of $6 million increased $1 million. Year-to-date sales of $24 million were $2 million below 2011, and operating income of $12 million was consistent with the prior year. While 2012 volumes were comparable to the prior year periods, margins improved due to geographic property mix.
Performance Fibers
Second quarter sales of $255 million were $22 million above the prior year period, while operating income of $84 million was $13 million higher. Year-to-date sales of $505 million were $21 million above 2011, while operating income of $164 million increased $17 million. Stronger cellulose specialties prices more than offset increased production costs and a decline in absorbent materials prices due to soft markets.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Other Items
In Wood Products, operating income improved $5 million and $6 million for the three and six months ended June 30, 2012, compared to the prior year periods, respectively, due to increased prices.
Corporate and other expenses for second quarter 2012 were $2 million below the prior year period primarily due to a favorable insurance settlement. Year-to-date corporate and other expenses were $1 million above the prior year.
Included in the second quarter 2012 and 2011 results were net benefits of $6 million and $4 million, respectively, relating to the exchange of the alternative fuel mixture credit (AFMC) for the cellulosic biofuel producer credit (CBPC) associated with the production and use of black liquor in 2009. In order to complete the AFMC/CBPC exchange, Rayonier is required to pay the IRS interest related to funds received for the AFMC in 2010. The $6 million net benefit in the 2012 results is recorded separately as a tax benefit of $9 million and interest expense of $3 million. There was minimal interest expense in the 2011 periods related to the exchange.
Effective tax rates for the quarter and year-to-date were 16.4 percent and 20.8 percent compared to 15.4 percent and 18.7 percent in 2011, respectively, due to expected proportionately higher earnings from our taxable REIT subsidiaries in 2012.
Outlook
“As we enter the second-half of 2012, we are well positioned for another strong year and are pleased to be able to increase the dividend by 10 percent, our eighth increase in the past ten years,” added Boynton. “In Forest Resources, we will continue to capitalize on local market opportunities in the Southeast, and will increase harvest volumes in the Northwest as Asian markets improve. In Performance Fibers, we anticipate another record year driven by strong cellulose specialties markets. Also, we remain on track to complete our cellulose specialties expansion project by mid-2013.”
“We expect full year earnings to be comparable to 2011, excluding special items, and CAD to range from $295 million to $310 million, substantially above our dividend,” Boynton concluded.
Further Information
A conference call will be held on Thursday, July 26, 2012 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which continues to impact many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets, particularly in our Performance Fibers business; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related weather changes and legislative initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries and changes in tax laws that could reduce the benefits associated with REIT status.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

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1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2012 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Sales	$371.9	$355.8	$357.4	$727.7	$715.1
Costs and expenses
Cost of sales	262.6	253.3	262.8	515.9	520.3
Selling and general expenses	16.2	19.6	16.0	35.9	32.4
Other operating income, net	(5.5)	(1.1)	(0.5)	(6.7)	(4.3)
Operating income	98.6	84.0	79.1	182.6	166.7
Interest expense	(16.1)	(11.8)	(12.6)	(27.9)	(25.9)
Interest and other income (expense), net	0.1	(0.1)	0.3	0.1	0.5
Income before taxes	82.6	72.1	66.8	154.8	141.3
Income tax expense	(13.5)	(18.7)	(10.3)	(32.3)	(26.4)
Net income	$69.1	$53.4	$56.5	$122.5	$114.9
Net Income per Common Share (a):
Basic
Net Income	$0.56	$0.44	$0.46	$1.00	$0.94
Diluted
Net Income	$0.54	$0.42	$0.45	$0.96	$0.92

Dividends per share (a)	$0.40	$0.40	$0.36	$0.80	$0.72

Weighted Average Common
Shares used for determining (a)
Basic EPS	122,455,464	122,352,435	121,692,663	122,403,388	121,557,144
Diluted EPS	127,411,127	127,932,129	126,191,424	127,731,577	125,268,488

(a) EPS, dividends per share and weighted average common shares for the three and six months ended June 30, 2011 have been adjusted to reflect the August 2011 3-for-2 stock split.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
June 30, 2012 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$189.1	$78.6
Other current assets	311.2	265.8
Timber and timberlands, net of depletion and amortization	1,496.4	1,503.7
Property, plant and equipment	1,721.7	1,619.2
Less - accumulated depreciation	(1,158.9)	(1,157.6)
Net property, plant and equipment	562.8	461.6
Investment in New Zealand JV	64.5	69.2
Other assets	192.6	190.4
	$2,816.6	$2,569.3
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$—	$28.1
Other current liabilities	196.8	150.1
Long-term debt	1,018.1	819.2
Non-current liabilities for dispositions and discontinued operations	76.6	80.9
Other non-current liabilities	165.0	167.9
Shareholders' equity	1,360.1	1,323.1
	$2,816.6	$2,569.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2012	2011
Cash provided by operating activities:
Net income	$122.5	$114.9
Depreciation, depletion, amortization	66.2	62.9
Non-cash basis of real estate sold	2.4	1.7
Other items to reconcile net income to cash provided by operating activities	5.5	14.8
Changes in working capital and other assets and liabilities	12.3	0.6
	208.9	194.9
Cash used for investing activities:
Capital expenditures	(76.2)	(65.2)
Purchase of timberlands	(8.7)	(13.0)
Jesup mill cellulose specialties expansion (gross purchases of $72.7 and $3.6, net of purchases on account of $8.7 and $0)	(64.0)	(3.6)
Change in restricted cash	(14.5)	8.4
Other	(0.7)	2.6
	(164.1)	(70.8)
Cash provided by (used for) financing activities:
Changes in debt, net of issuance costs	163.3	(76.7)
Dividends paid	(98.2)	(87.9)
Issuance of common shares	4.0	7.9
Repurchase of common shares	(7.8)	(7.8)
Excess tax benefits on stock-based compensation	4.2	4.9
	65.5	(159.6)
Effect of exchange rate changes on cash	0.2	0.2
Cash and cash equivalents:
Change in cash and cash equivalents	110.5	(35.3)
Balance, beginning of year	78.6	349.5
Balance, end of period	$189.1	$314.2

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
June 30, 2012 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Sales
Forest Resources	$52.7	$52.2	$57.0	$104.9	$105.2
Real Estate	11.7	12.6	12.3	24.3	25.8
Performance Fibers
Cellulose specialties	220.2	212.1	192.3	432.4	386.3
Absorbent materials	34.3	38.8	40.5	73.0	97.7
Total Performance Fibers	254.5	250.9	232.8	505.4	484.0
Wood Products	23.8	19.2	18.0	43.0	33.7
Other Operations	29.3	21.1	38.5	50.4	68.9
Intersegment Eliminations	(0.1)	(0.2)	(1.2)	(0.3)	(2.5)
Total sales	$371.9	$355.8	$357.4	$727.7	$715.1

Operating income/(loss)
Forest Resources	$8.2	$8.0	$11.8	$16.3	$22.9
Real Estate	6.0	6.5	5.0	12.5	12.4
Performance Fibers	83.7	80.6	71.1	164.4	146.8
Wood Products	4.1	0.9	(1.0)	5.1	(0.5)
Other Operations	1.1	(0.9)	(1.0)	0.2	(0.2)
Corporate and other	(4.5)	(11.1)	(6.8)	(15.9)	(14.7)
Operating income	$98.6	$84.0	$79.1	$182.6	$166.7

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2012 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Six Months Ended
	June 30,	June 30,
	2012	2011
Cash provided by operating activities	$208.9	$194.9
Capital expenditures (b)	(76.2)	(65.2)
Change in committed cash	3.3	—
Excess tax benefits on stock-based compensation	4.2	4.9
Other	0.8	(0.3)
Cash Available for Distribution	$141.0	$134.3

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the six months ended June 30, 2012, strategic capital totaled $72.7 million for the Jesup mill cellulose specialties expansion and $8.7 million for timberland acquisitions. For the six months ended June 30, 2011, strategic capital totaled $3.6 million for the Jesup mill cellulose specialties expansion and $13.0 million for timberland acquisitions.

D